PERFORMANCE CALCULATION

                   COLONIAL TAX-EXEMPT INSURED FUND - CLASS C

                             Inception Date: 8/1/97



                                 SINCE INCEPTION
                               8/1/97 TO 11/30/97

                                  Standard                 Non-Standard
                                  --------                 ------------


Initial Inv.                      $1,000.00                 $1,000.00

Amt. Invested                     $1,000.00                 $1,000.00
Initial NAV                           $8.53                     $8.53
Initial Shares                      117.233                   117.233

Shares From Dist.                     1.631                     1.631
End of Period NAV                     $8.47                     $8.47

CDSC                                   1.00%
Total Return                          -0.31%                     0.68%

Average Annual
 Total Return                           N/A                       N/A